Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND

REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM

THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) dated as of December 9, 2019 (the “Effective Date”) is entered into by and among Advantagene, Inc., a Delaware corporation, d/b/a Candel Therapeutics (“Candel”), having a place of business at 117 Kendrick Street, Suite 450, Needham, MA 02494, Periphagen, Inc, a Delaware corporation (“Periphagen”), having a place of business at 2403 Sidney Street, Suite 255, Pittsburgh, PA 15203, and, as to certain provisions herein, Periphagen Holdings, Inc., a Delaware corporation (“Holdings”), having a place of business at 2403 Sidney Street, Suite 255, Pittsburgh, PA 15203.

WHEREAS, Periphagen owns or has rights in the Products (as defined herein).

WHEREAS, Candel desires to obtain an exclusive license under Periphagen’s rights in the Products on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.    DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1    “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least [***] percent ([***]%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2    “ATCC Agreement” means the material transfer agreement entered into between Periphagen and the American Type Culture Collection dated November 15, 2011.

1.3    “Candel Improvements” means Improvement(s) invented or derived by Candel.

1.4    “Combination Product” means any pharmaceutical product that comprises, contains, or incorporates (a) a Royalty Product and (b) at least one other active ingredient, either co-formulated or packaged together and sold as a single unit for a single price. For clarity, “Combination Product” does not include any combination therapy that includes (x) a Royalty Product and (y) at least one other product which is not a Royalty Product, either administered or prescribed jointly, but which are not sold together for a single price.

1.5    “Commercialization” means the conduct of all activities undertaken after Registration relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Royalty Products to customers) of Royalty Products in the Field in the Territory, as applicable, including sales force efforts, detailing, advertising, market access (including price and reimbursement activities), medical education and information services, marketing, sales force training, and sales (including receiving, accepting, and filling Royalty Product orders) and distribution. “Commercialize” and “Commercializing” have correlative meanings.

1.6    “Commercially Reasonable Efforts” means, with respect to Candel’s obligations under Section 8.1 of this Agreement, those diligent and sustained efforts and resources consistent with the usual practices of a then similarly situated company for the research, development, manufacture, and commercialization of a pharmaceutical product controlled by it, which is at a similar stage of research, development, or commercialization, is in a similar therapeutic and disease area, and is of similar market potential, taking into account such product’s: (i) profile of efficacy and safety; (ii) proprietary position, including patent and regulatory exclusivity; (iii) regulatory status, including anticipated or approved labeling and anticipated or approved post-approval requirements; (iv) present and future market and commercial potential, including competitive market conditions and the expected and actual profitability and return on investment; (v) the expected and actual competitiveness of alternative products (including generic or biosimilar products) under development or sold in the marketplace; (vi) relative strategic value with respect to other compounds and products in its portfolio of compounds and products; and (vii) all other relevant factors, including technical, legal, scientific, and medical factors. Commercially Reasonable Efforts requires that Candel allocate sufficient resources to achieve the objectives in Section 8.1.1 and 8.1.2, all within the context of the personnel and other resource constraints of a similarly situated company.

1.7    “Competent Authority(ies)” means, collectively, the governmental entities in each country in the Territory responsible for (a) the regulation of any Product intended for use in the Field, including the FDA, the EMEA and the MHLW, (b) the establishment, maintenance and/or protection of rights related to the Licensed IP Rights, or (c) any other applicable regulatory or administrative agency in any country in the Territory that is comparable to, or a counterpart of, the foregoing.

1.8    “Development” means all development activities for the Products (whether alone or for use together, or in combination, with another active agent or pharmaceutical product as a Combination Product or combination therapy) that are directed to obtaining Registration(s) of the Products and lifecycle management of the Products in any country in the Territory, including all non-clinical, preclinical, and clinical testing and studies of the Products; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; chemistry, manufacturing, and control activities (including formulation, process development, process qualification and validation, scale-up, analytic development, product characterization, and stability testing); the preparation, filing, and prosecution of any Registration for the Products; development activities directed to label expansion and/or obtaining Registration for one or more additional indications following initial Registration; development activities conducted after receipt of Registration; and all regulatory affairs related to any of the foregoing. “Develop”, “Developed”, and “Developing” have correlative meanings.

1.9    “Excluded Field” means the treatment, diagnosis, and prevention of non- oncologic skin diseases and conditions (including use as an aesthetic).

1.10    “Improvements” means any improvement, invention (whether patentable or not), innovation, information and data, developed or derived from the Licensed IP Rights by either party to this Agreement at any time during the Term, which would be reasonably useful or necessary in the manufacture, use or sale of a Product, or the practice of which would infringe an issued or pending claim in a Patent or patent applications within the Licensed IP Rights.

1.11    “Field” means all fields of use with the sole exception of the Excluded Field.

1.12    “First Commercial Sale” means, with respect to any Royalty Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.13    “Generic Penetration” means with respect to a Royalty Product in a country in the Territory, where one or more Generic Products have achieved market penetration exceeding [***] percent ([***]%) on sales volume basis with respect to such Royalty Product in such country.

1.14    “Generic Product” means, on a Royalty Product by Royalty Product and country by country basis in the Territory, a pharmaceutical product sold by a Third Party, other than pursuant to a direct or indirect license, sales agreement, distribution agreement or other similar contract from Candel or its Affiliates, and that is based upon an application (a) wherein the pharmaceutical product is identical in active ingredients, efficacy/effectiveness and usage/dosage as the Royalty Product, which is the foreign equivalent of an Abbreviated New Drug Application (ANDA) application in the U.S, and/or (b) for approval of a modified drug, or a drug for data-based re-evaluation, which is the foreign equivalent of the 505(b)(2) New Drug Approval application in the U.S and/or (c) a biological product that has received Marketing Approval for an applicable country and that is based upon an application wherein the biological product is “similar” to or “interchangeable” with the Product (as such terms are defined in The Biologics Price Competition and Innovation Act of 2009, as amended, or its foreign equivalent), with similar efficacy/effectiveness and usage/dosage as the Royalty Product.

1.15    “Gene Transfer Neuro-Asset “ means a Product that is primarily derived from or based upon a Herpes Simplex Virus Derived Assets or any of the Licensed IP Rights developed by Periphagen prior to the Effective Date, excluding NT-3 Assets (i.e. a Product cannot be both a Gene Transfer Neuro Asset and NT-3 Asset) designed for neurologic gene transfer to diagnose, treat or prevent non-oncologic neurological conditions and diseases, and any Candel Improvements thereto.

1.16    “Gene Transfer Neuro-Asset Disposition Income” means the aggregate consideration received by Candel from a Third Party, for the grant of any license, assignment, or other disposition of intellectual property rights for the development and commercialization of

Gene Transfer Neuro Assets to treat non-oncologic neurological conditions and diseases, inclusive of upfront payments, milestone payments, and other payments, but excluding the following: (a) payments received by Candel from the sale, issuance or exchange of its debt or equity securities that are not directly related to or in consideration for the disposition of such Gene Transfer Neuro-Assets (i.e. such payment must be remitted specifically for the acquisition of the Gene Transfer Neuro-Assets Asset substantially by itself); (b) payments received by Candel that are negotiated in an arm’s length transaction (e.g. not with an Affiliate) and specifically designated in any agreement to be dedicated to the manufacture, supply, research and development of such Gene Transfer Neuro-Assets; (c) the establishment of a direct sales force; and (d) royalty payments, provided, however, items (b) and (c) cannot reduce Gene Transfer Neuro-Asset Disposition Income by more than [***] ([***]%) percent.

1.17    “Herpes Simplex Virus Derived Assets” means products that use herpes simplex virus derived assets developed by Periphagen prior to the Effective Date.

1.18    “IP Asset Purchase Agreement” means that certain Intellectual Property Assignment Agreement between the parties hereto on even date herewith.

1.19    “Licensed IP Rights” means (a) all Patent Rights and know-how owned or otherwise controlled by Periphagen (whether by license, sublicense or otherwise), tangible and intangible and whether patentable or not, listed on Schedule 1.19(a), inclusive of all related trade secrets, formulations, protocols, results of experimentation, data, preclinical or clinical study designs, plasmids and cell lines (or any derivatives thereof), information or results, other proprietary materials, processes, regulatory information or documentation, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, including any documents, correspondence, licenses, permits, pertinent to or supportive of the Registrations, in each case existing as of the date of this Agreement; (b) Periphagen Improvements (including any Patents or patent applications or other rights resulting or derived from such Periphagen Improvements) including, without limitation, that know-how and other intellectual property conceived or derived from the work being performed under Section 3.2 of the equipment agreement by and among the Parties hereto as of the date hereof; and (c) Patents that have issued or will issue in the future or patent applications that exist or are filed in the future, in each case that claim or cover the know-how described in the preceding Sections 1.19(a) and 1.19(b).

1.20    “Net Sales” means, with respect to any Royalty Product, the gross sales price of such Royalty Product invoiced by Candel, or its Affiliate (or any sublicensee, assignee, or transferee thereof, if applicable), to Third Parties who are not Affiliates (or are Affiliates but are the end users, final purchasers, or distributors of such Product) less, to the extent actually paid or accrued by Candel or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for damaged, outdated and returned Royalty Product; (b) freight and insurance costs incurred by Candel or its Affiliate (as applicable) in transporting such Royalty Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Royalty Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Royalty Product to such customers; (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Royalty Product to such customers.

1.21    “NT-3 Asset” means a Product that is a Herpes Simplex Virus Derived Asset expressing neurotrophin-3 (by way of example, PGN-503 is an example of one such NT-3 Asset) and any Candel Improvements thereto for the treatment, diagnosis, or prevention of non- oncologic neurological diseases and conditions.

1.22    “NT-3 Disposition Income” means the aggregate consideration received by Candel or its Affiliate from a Third Party, for the grant of any license, assignment, or other disposition of intellectual property rights for the Development and Commercialization of an NT- 3 Asset(s) for the treatment of non-oncologic neurological diseases and conditions, inclusive of upfront payments, milestone payments, and other payments, but excluding the following: (a) payments received by Candel from the sale, issuance or exchange of its debt or equity securities that are not directly related to or in consideration for (i.e. remitted specifically for the acquisition of the NT-3 Asset by itself) the disposition of such NT-3 Asset(s); (b) payments received by Candel that are specifically designated in any agreement to be dedicated to the manufacture, supply, research and development of such NT-3 Asset(s) (c) the establishment of a direct sales force; and (d) royalty payments, provided, however, items (b) and (c) cannot reduce NT-3 Disposition Income by more than [***] ([***]%) percent.

1.23    “Patents” means all patents in any country in the world, including: (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.24    “Patent Rights” means (a) the Patents and patent applications, if any, owned or otherwise controlled by Periphagen (whether by license, sublicense or otherwise), (b) all divisions, continuations, and continuations-in-part that claim priority to, or common priority with, the patent applications listed in clause (a) or the patent applications that resulted in the Patents described in clause (a), and (c) all Patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together (in each of the cases of (a)-(c)) with any reissues, renewals, extensions or additions thereto.

1.25    “Periphagen Improvements” means Improvement(s) invented or conceived by Periphagen or its Affiliates during the Term but prior to the date on which Periphagen is (a) acquired by or sold to a Third Party (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) or (b) substantially all of the Licensed IP Rights in the Excluded Field are assigned or licensed by Periphagen to a Third Party on an exclusive basis, excluding, however, any Periphagen Improvement that is the property of Diamyd Medical AB as a result of the performance of the Dymaed Work (as such term is defined in the IP Asset Purchase Agreement).

1.26    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.27    “Product(s)” means any product that is made, used, sold, offered for sale, exported or imported that incorporates the Licensed IP Rights.

1.28    “Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Competent Authority with respect to the Product other than a Patent.

1.29    “Researchers” means Dr. David Krisky and Dr. James Wechuck.

1.30    “Registration(s)” means any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Product.

1.31    “Right of Reference” shall have the meaning set forth in Section 3.4.

1.32    “Royalty Product” means a Gene Transfer Neuro Asset or a NT-3 Asset.

1.33    “Royalty Term” means, on a Royalty Product by Royalty Product basis and country by country basis, the time commencing upon the commercial sale of any Royalty Product until the later to occur of that date (i) that there is no longer patent protection, if any, or Regulatory Exclusivity in a particularly country resulting in royalties to become due and payable under this Agreement from the sale of such Royalty Product, as applicable and as provided hereunder, or (ii) that there is Generic Penetration in such country (assuming the applicable Royalty Product is generating sales is such country), provided, however, that in no case shall the Royalty Term extend beyond [***] years from the Effective Date.

1.34    “Term” shall have the meaning set forth in Section 11.1.

1.35    “Territory” means the world.

1.36    “Third Party” means any Person other than Periphagen, Candel and their respective Affiliates (“Third Parties” to have the correlative meaning).

2.    REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other party as follows:

2.1    Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.2    Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. Specifically, in the case of Periphagen and Holdings, it shall have obtained the duly authorized consent of both its board of directors and the majority of its stockholders to enter this Agreement, such consents to be provided to Candel immediately prior to execution of this Agreement. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.3    No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.4    No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

3.    Licensed IP Rights. Each Periphagen and Holdings hereby represents and warrants to Candel as follows:

3.1    Periphagen (i) is the sole owner or exclusive licensee of the Licensed IP Rights and has not granted to any Third Party any license or other interest in the Licensed IP Rights, (ii) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed IP Rights, and (iii) except as scheduled on Schedule 3.1.1(iii), is not aware of any Third Party activities that may likely constitute an infringement or misappropriation by such Third Party of the Licensed IP Rights.

3.2    Periphagen has no knowledge of any suits or action, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of Periphagen, threatened against or affecting Periphagen with respect to the Licensed IP Rights. No Third Party has notified Periphagen of any material claim against it alleging any personal property or economic injury, loss or damage incurred as a result of or relating to the use of any Product. There is no judgment, order, injunction, decree, writ or award against Periphagen that is not satisfied and remains outstanding with respect to the Licensed IP Rights or any Product. Periphagen does not have any obligation or agreement to remit fees, royalties, milestone payments or other payments to any Third Party as a result of the use, manufacture, sale, development or commercialization of any Product.

3.3    Holdings hereby represents and warrants that Holdings does not own or control any right to the Licensed IP Rights. To the extent that the foregoing is not true and correct, and Holdings owns or controls some or all of the Licensed IP Rights, it hereby transfers and assigns all of its right, title and interest to the Licensed IP Rights to Periphagen and shall execute any and all documents, assignments, or other items as requested by Candel to effect the foregoing.

3.4    The [***] is unrelated to herpes simplex virus. Periphagen has not used, is not using and will not use any Licensed IP Rights in the performance of the [***].

4.    LICENSE GRANT

4.1    Exclusive License. Periphagen hereby grants to Candel an exclusive (as further described in Section 4.2 below) license, with the right to grant sublicenses through multiple tiers, to practice under the Licensed IP Rights, to conduct research and to develop, make, have made, use, have used, offer for sale, sell, have sold, export and import Products in the Territory for use in the Field.

4.2    Exclusive. Periphagen hereby acknowledges and agrees that the rights granted to Candel in Section 4.1 are exclusive and, accordingly, during the Term Periphagen and its Affiliates will not (i) develop, make, have made, use, have used, offer for sale, sell, have sold, export and import Products in the Field or (ii) grant a license, assign or otherwise transfer to Third Parties the right to develop, make, have made, use, offer for sale, sell, have sold, export and import Products for use in the Field. The use, manufacture or sale of Products by Periphagen, its Affiliates, sublicensees, assignees or transferees (as applicable) for use in the Field during the Term shall be a material breach of this Agreement by Periphagen. Products incorporating Candel Improvements may not be used in the Excluded Field without prior written approval of Candel and Candel is not obligated to license, transfer or assign Candel Improvements to Periphagen.

4.3    Freedom to Operate. If Periphagen cannot practice the Licensed IP Rights in the Excluded Field because such practice will infringe an issued or pending claim in a Patent or patent application(s) that claims or covers a Candel Improvement, then Candel shall grant and hereby grants Periphagen a non-exclusive, nontransferable, fully-paid, royalty free license to practice the Licensed IP Right under such patent application or Patent claiming or covering such Candel Improvement in the Excluded Field during the Term, provided, however, such license shall expire upon the time that (i) Periphagen is acquired by or sold to a Third Party (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) or (ii) subject to Sections 4.1 and 4.2, Periphagen licenses substantially all of its rights under the Licensed IP Rights in the Excluded Field to a Third Party.

4.4    Availability of the Licensed IP Rights. Periphagen shall provide Candel with a copy of all information available to Periphagen relating to the Licensed IP Rights in the Field, including without limitation, if available: (a) regulatory submissions, (b) communications with the Competent Authorities (including the minutes of any meetings), (c) trial master files, including case report forms, (d) listings and tables of results from the clinical trials, (e) treatment-related serious adverse event reports from the clinical trials, (f) storage of and access permission to any retained samples of materials used in clinical trials, (g) material data in- vitro and in-vivo- data, (h) manufacturing technical documents, and (i) access to CROs involved in the clinical trials.

4.5    Registrations. Periphagen acknowledges and agrees that Candel shall own all Registrations for Products in the Field in each country in the Territory. Periphagen hereby grants to Candel a free-of-charge right to reference and use and have full access to all

Registrations and all other regulatory documents that relate to the Licensed IP Rights and/or Products, including as may be applicable INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”). Candel shall have the right to (sub)license the Right of Reference for use in the Field through multiple tiers.

5.    FINANCIAL CONSIDERATIONS

5.1    In consideration for the licenses granted to Candel herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Candel shall remit to Periphagen [***] Dollars.

5.2    Royalties. As further consideration for the license granted to Candel herein, during the Royalty Term, Candel shall remit to Periphagen, with respect to each Royalty Product, the payments set forth in this Section 5.2.

5.2.1    NT-3 Asset Royalties.

(a)    If Candel, its subsidiaries or Affiliates, Commercializes an NT-3 Asset itself (i.e. it is not sold or otherwise Commercialized by Candel’s licensee, sublicensee, assignee or transferee for the treatment of non-oncologic neurological diseases and conditions,), then Candel will remit [***]% percent of any NT-3 Asset’s Net Sales to Periphagen.

(b)    If an NT-3 Asset is licensed, sublicenses, assigned or otherwise transferred to a Third Party by Candel for Commercialization, then Candel shall remit to Periphagen [***] percent ([***]%) of the royalties received by Candel, if any, as a result of such license, sublicensee, assignment or other transfer, but no greater than [***]% of Net Sales of such Third Party licensee, sublicensee, assignee, or transferee.

5.2.2    Gene Transfer Neuro-Asset Royalties.

(a)    If Candel, its subsidiaries or Affiliates, Commercializes a Gene Transfer Neuro-Asset itself (i.e. it is not sold or otherwise Commercialized by Candel’s licensee, sublicensee, assignee or transferee) to treat non-oncologic neurological conditions and diseases, then Candel will remit a [***]% percent of such Gene Transfer Neuro-Asset’s Net Sales to Periphagen.

(b)    If a Gene Transfer Neuro-Asset is licensed, sublicensed, assigned or otherwise transferred to a Third Party by Candel for Commercialization to treat non- oncologic neurological conditions and diseases, then Candel shall remit to Periphagen [***] percent ([***]%) of the royalties received by Candel, if any, as a result of such license, sublicense, assignment or other transfer, but no greater than [***]% of Net Sales of such Third Party licensee, sublicensee, assignee, or transferee.

5.2.3    Third Party Royalties. If Candel, its Affiliates (or sublicensees, assignees, or transferees, as applicable) is required to pay royalties to any Third Party, as required by the order of a court or Competent Authority, or as agreed to privately by Candel and such Third Party, in each case to acquire or otherwise gain intellectual property rights (including a patent license or assignment, or access to regulatory market exclusivity) reasonably necessary to make, have made, use, sell, offer to sale or import any Royalty Product, then Candel shall have the right to credit such Third Party royalty payments against the royalties owing to Periphagen under Section 5.2.1 or Section 5.2.2 above with respect to sales of such Royalty Product in such country; provided, however, that Candel shall not reduce the amount of the royalties paid to Periphagen under Section 5.2.1 or Section 5.2.2 above by reason of this Section 5.2.3, with respect to sales of such Royalty Product in such country, by more than [***] ([***]%) percent in the aggregate with all royalty reductions with Third Party royalty payments qualifying hereunder.

5.2.4    Combination Products. In the event a Royalty Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is the weighted average sale price (by sales volume) of the Royalty Product in such country when sold separately, and B is the weighted average sales price of the other active ingredient(s) in the Combination Product in such country when sold separately, in each case in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period. If the other active ingredient(s) in the Combination Product is not sold separately in such country during the applicable reporting period, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the weighted average sale price (by sales volume) of the Royalty Product in such country when sold separately, and C is the weighted average sale price (by sales volume) of the Combination Product in such country. If neither the Royalty Product nor the other active ingredient(s) were sold separately in such country during the applicable reporting period, then the respective average sales prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product shall be used. In the event that the weighted average sale price (by sales volume) of the Royalty Product is not available in a given country for any reporting period, then the average sales prices (weighted by sales volume) of the respective products described above (in the same dosage and dosage form as the Combination Product) in a proxy country to be agreed upon by both Parties will be used (such agreement not be unreasonably withheld, conditioned, or delayed), and if the Parties cannot agree upon such proxy country, or no such comparable sales figures are available in an appropriate proxy country, Net Sales for the applicable Combination Product shall be allocated based on the relative value contributed by each component (such relative value to be to be agreed upon by the Parties or, if the Parties cannot agree, to be determined by through arbitration pursuant to the rules of the AAA).

5.3    Asset Disposition Income. In further consideration for the licenses granted to Candel herein, during the Royalty Term, Candel shall remit to Periphagen the payments set forth below.

5.3.1    NT-3 Disposition Income. Candel shall remit to Periphagen, Seven and one-half percent ([***]%) of NT-3 Disposition Income.

5.3.2    Gene Transfer Neuro-Asset Disposition Income.

(a)    If Candel consummates a strategic collaboration or transaction with any party listed on Schedule 5.3.2(a) on or before the date that is [***] from the Effective Date, for a Gene Transfer Neuro-Asset to treat non-oncologic neurological conditions and diseases, then Candel shall remit [***]% of the resulting Gene Transfer Neuro-Asset Disposition Income to Periphagen.

(b)    If Candel consummates any strategic collaboration for a Gene Transfer Neuro-Asset to treat non-oncologic neurological conditions and diseases, other than a collaboration described in the preceding Section 5.3.2(a), then Candel shall remit [***] % of the resulting Gene Transfer Neuro-Asset Disposition Income to Periphagen.

5.4    Assumption of Periphagen Debt and Obligations. As further consideration for the license granted hereunder, Candel will enter into the Novation Agreement and Sublease Assignment Agreement substantially in the forms attached hereto as Exhibit 4.4.

5.5    No Additional Payments.

5.5.1    A Royalty Product cannot be both an NT-3 Asset and a Gene Transfer Neuro-Asset, and accordingly, royalty payments hereunder can only be made on a single Royalty Product under either 5.2.1 or 5.2.2 (as applicable), but in no case both sections.

5.5.2    If Candel sells or Commercializes a Product that is not a Royalty Product, it shall not owe Periphagen royalty or other payments under Section 5.2 or 5.3 or otherwise.

6.    ROYALTY REPORTS AND ACCOUNTING

6.1    Royalty Reports. Within [***] days after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Royalty Product and the receipt by Candel or its Affiliates of NT-3 Disposition Income or Gene Transfer Neuro-Asset Disposition Income to the end of the Royalty Term, Candel shall furnish to Periphagen a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of NT-3 Disposition Income or Gene Transfer Neuro-Asset Disposition Income (as applicable) for such quarter; (c) the calculation of the royalties, if any, that shall have accrued to Periphagen based upon such Net Sales, if any; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Royalty Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Candel’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal on the last business day of each month during the applicable calendar quarter.

6.2    Audits.

6.2.1    Following the First Commercial Sale of a Royalty Product, upon the written request of Periphagen and not more than once in each calendar year, Candel shall permit an independent certified public accounting firm of nationally recognized standing selected by Periphagen and reasonably acceptable to Candel, at Periphagen’s expense, to have access during normal business hours to such of the financial records of Candel as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Periphagen has already conducted an audit under this Section).

6.2.2    If such accounting firm concludes that additional amounts were owed during the audited period, Candel shall pay such additional amounts within [***] days after the date Periphagen delivers to Candel such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Periphagen, provided, however, if the audit discloses that the royalties payable by Candel for such period are more than [***] percent ([***]%) of the royalties actually paid for such period, then Candel shall pay the reasonable fees and expenses charged by such accounting firm.

6.2.3    Periphagen shall cause its accounting firm to retain all financial information subject to review under this Section 6.2.3 in strict confidence; provided, however, that Candel shall have the right to require that such accounting firm, prior to conducting such audit, to enter into an appropriate non-disclosure agreement with Candel regarding such financial information. The accounting firm shall disclose to Periphagen only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Periphagen shall treat all such financial information as Candel’s Confidential Information.

7.    PAYMENTS

7.1    Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Amounts which are not paid when due shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%).

7.2    Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Royalty Product is sold, Candel shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Periphagen’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

7.3    Withholding Taxes. Candel shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States or any income related taxes in any other jurisdiction, payable by Candel, its Affiliates or sublicensees, or any taxes required to be withheld by Candel, its Affiliates or sublicensees, to the extent Candel, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Periphagen such taxes, levies or charges. Candel shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Periphagen by Candel, its Affiliates or sublicensees. Candel promptly shall deliver to Periphagen proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

8.    RESEARCH AND DEVELOPMENT OBLIGATIONS

8.1    NT-3 Development. Candel commits to the use of Commercially Reasonable Efforts to complete a human proof of concept clinical trial, consistent with Good Clinical Practices, of an NT-3 Asset (PGN-503 is an example of one such NT-3 Asset) for chemotherapy induced peripheral neuropathy (such clinical trial, the “NT-3 Trial”). The NT-3 Trial will be comprised of a number of subjects sufficient, as determined in good faith by Candel consistent with Good Clinical Practices prior to the launch of the NT-3 Trial, for management of Candel to evaluate, in its own reasonable discretion, whether resulting safety and potential efficacy and other data justify advancement to later stage clinical development. In furtherance of and subject to the foregoing, Candel will use Commercially Reasonable Efforts to:

8.1.1    File the IND for the NT-3 Trial no more than [***] months from a GMP NT-3 Asset product release and a clinical protocol approved by the designated principal investigator(s); and

8.1.2    Enroll the first patient in the NT-3 Trial within [***] months of the regulatory allowance of the IND corresponding to the clinical protocol specified in 8.1.1 above.

8.2    If Candel is found to be in violation of the foregoing obligations, it shall be entitled to a [***] month extension of any such deadline set forth in 8.1.1 or 8.1.2 above, provided, however, a four (4) member committee is promptly established consisting of the Researchers and two additional appointees by Candel management. Such committee shall determine if Candel is using Commercially Reasonable Efforts to timely complete the foregoing diligence obligations and may extend the foregoing diligence deadlines beyond [***] months if the committee deems it reasonable. However, should the Researchers disagree that such extension is reasonable in light of the circumstances, the committee will select an independent arbitrator with recognized experience in the drug approval process pursuant to Section 12 to determine if Candel’s further requested delay is scientifically and/or commercially reasonable in light of the circumstances. If such arbitrator determines that such delay is not scientifically and/or commercially reasonable in light of the circumstances and thereby Candel has not been using Commercially Reasonable Efforts to satisfy its obligations under 8.1.1 or 8.1.2, then within [***] days of such arbitrator’s decision, Candel may, in its sole discretion, remit [***] ($[***]) Dollars to Periphagen for an extension of [***] years from the date of the arbitrator’s decision (“Extension Period”) to satisfy its obligations set forth in 8.1.1 and 8.1.2. If Candel does not timely remit the foregoing payment, then Periphagen has the right, but not the obligation, to terminate this Agreement pursuant to Section 11.3(ii).

8.3    At the completion of the Extension Period (if applicable), if the deadlines set forth in 8.1.1 or 8.1.2 above are not complete due to the failure of Candel to use its Commercially Reasonable Efforts, then Periphagen has the right, but not the obligation, to terminate this Agreement pursuant to Section 11.3(ii).

8.4    Expansion of Excluded Field.

8.4.1    Nothing in this Agreement shall obligate Candel to spend any resources to manufacture, develop or commercialize any additional NT-3 Asset or other Product (including but not limited to a Gene Transfer Neuro-Asset), except as specifically set forth in this Section 8.

8.4.2    Termination of NT-3 Programs.

(a)    Following completion of the NT-3 Trial, if Candel terminates efforts to Develop or Commercialize the NT-3 Asset used in the NT-3 Trial, then, subject to 8.4.2(b), Periphagen may elect to expand its retained right and interest to such NT-3 Asset by electing to modify the meaning of Excluded Field to include the use of such NT-3 Asset for “the treatment, diagnosis, or prevention of non-oncologic neurological diseases and conditions.” Upon such election by Periphagen, Candel shall grant and hereby grants Periphagen a non-exclusive, royalty free, sublicensable, and transferable (solely in connection with the sale of Periphagen) license to those Candel Improvements reasonably required and solely for Periphagen, its licensees, successors or assigns, to develop and commercialize such NT-3 Asset for the treatment, diagnosis, or prevention of non-oncologic neurological diseases and conditions.

(b)    Notwithstanding Section 8.4.2(a), Candel may elect to prevent Periphagen from modification of the Excluded Field (and thereby return of rights to such NT-3 Asset to Periphagen), if Candel (i) is concurrently using Commercially Reasonable Efforts to Develop and Commercialize an NT-3 Asset or Gene Transfer Neuro Asset targeting the same or a competitive indication or (ii) is concurrently using commercially reasonable efforts to license, sell or otherwise transfer such NT-3 Asset to a Third Party.

8.4.3    If Candel ceases to use Commercially Reasonable Efforts in relation to its efforts under Section 8.4.2(b), then Periphagen again has the option to expand its retained right and interest to such NT-3 Asset by electing to modify the meaning of Excluded Field upon notice to Candel, to include the use of such NT-3 Asset for “the treatment, diagnosis, or prevention of non-oncologic neurological diseases and conditions” and, upon such election, Candel shall grant and hereby grants Periphagen a non-exclusive, royalty free, sublicensable, and transferable (solely in connection with the sale of Periphagen) license to those Candel Improvements reasonably required and solely for Periphagen, its licensees, successors or assigns, to develop and commercialize such NT-3 Asset for the treatment, diagnosis, or prevention of non-oncologic neurological diseases and conditions.

8.4.4    Should Periphagen expand its retained right and interest to such NT-3 Asset pursuant to this Section 8.4, then Candel hereby licenses to Periphagen a fully paid up right of reference to the Registrations and the data generated from the NT-3 Trial, in each case limited to and solely for the sale, use and manufacture of such specific NT-3 Asset within the then amended Excluded Field.

8.5    Records. Until its obligations under this Section 8 are satisfied, Candel shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the NT-3
Asset(s).

9.    CONFIDENTIALITY

9.1    Confidential Information. During the term of this Agreement, and for a period of [***] years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, or assumed to be by its nature, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

9.2    Permitted Disclosures. The confidentiality obligations contained in Section 9.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Each Party may disclose Confidential Information of Periphagen relating to information developed pursuant to this Agreement in their respective fields only to any Person with whom such Party has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with such Party, which terms shall be no less protective than hereunder.

9.3    Terms of this Agreement are Confidential. Except as otherwise provided in Section 9.2 above, Periphagen and Candel shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, Candel and Periphagen shall agree upon the substance of information that can be used to describe the terms of this Agreement, and Candel and Periphagen may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

10.    PATENTS

10.1    Patent Prosecution and Maintenance. Candel shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed IP Rights on behalf of Periphagen and subject to the license granted under this Agreement, provided, however, that it shall not take any action that would be reasonably likely to void, eliminate, limit or restrict any claims in any Patents pertaining to the Excluded Field without the consent of Periphagen, such consent not to be unreasonably withheld. Candel shall give Periphagen an opportunity to review and comment on the text of each material patent filing, including any patent application subject to this Section 10.1, before filing, and shall supply Periphagen with a copy of such patent application or other material patent filing as filed, together with notice of its filing date and serial number. Accordingly, Candel shall take into account, using its good faith reasonable judgment, Periphagen’s suggestions as it relates specifically to protecting Periphagen’s rights in the Excluded Field (that is, non-oncologic skin diseases and conditions (including use as an aesthetic)). To this end, Candel shall provide Periphagen’s patent counsel with copies of Candel’s suggested material patent filings at least one week in advance of filing, and will delay such filing if the parties are working in good faith on a mutually acceptable text of such filing, such potential filing to be delayed no more than [***] days from delivery of the initial draft from Candel to Periphagen. For purposes of this Section 10.1, a patent filing shall be deemed “material” if it may have the effect of defining, modifying or limiting the scope of the claims included in a Patent or patent application, in each case under the Licensed IP Rights. Periphagen shall cooperate with Candel, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all Patents and patent applications and other filings referred to in this Section 10.1. If Candel, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed IP Rights, then Candel shall notify Periphagen in writing thereof and following the date of such notice (a) Periphagen shall have the right to be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such Patents and patent applications, and (b) Candel shall thereafter have no license under this Agreement to such Patents and patent applications in 10.1(a) above.

10.2    Notwithstanding Section 10.1, if Periphagen wishes to file a patent application based on the Licensed IP Rights not included in the Field, it shall provide Candel with the initial draft of such patent application. Candel shall then have one week to determine if Candel will prosecute such patent application itself or relinquish such prosecution duties to Periphagen. If Candel elects to prosecute such patent application, it shall prosecute it in accordance with Section 10.1 above (i.e. Candel giving Periphagen notice of material patent filings and taking into account, in good faith, Periphagen’s counsel’s comments relating to rights in the Excluded Field). However, Candel may decline to prosecute such Patent or patent application, in which case Periphagen may, in its discretion, take the lead, at its expense, in prosecution of such patent application otherwise in accordance with Section 10.1 as if the parties roles were reversed (i.e. Periphagen giving Candel notice of material filings and taking into account, in good faith, Candel’s counsel’s comments relating to rights within the Field). For clarity, (i) Periphagen shall maintain rights in the Excluded Field on such Patents and corresponding patent applications and Candel shall maintain such rights within the Field.

10.3    Notification of Infringement. Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Licensed IP Rights and shall provide the other party with the available evidence, if any, of such infringement.

10.4    Enforcement of Licensed IP Rights. Candel, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed IP Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed IP Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed IP Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed IP Rights, in each case in Candel’s own name and, if required by law, in the name of Periphagen and shall consider, in good faith, the interests of Periphagen in so doing. If Candel does not, within [***] days of receipt of notice from Periphagen, abate the infringement or file suit to enforce the Licensed IP Rights against at least one infringing party in the Territory, Periphagen shall have the right to take whatever action it deems appropriate to enforce the Licensed IP Rights, provided, however, that, within [***] days after receipt of notice of Periphagen’s intent to file such suit, Candel shall have the right to jointly prosecute such suit and to fund up to [***] the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the noncontrolling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed IP Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party.

10.5    Cooperation. In any suit to enforce and/or defend the Licensed IP Rights pursuant to this Section 10, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

11.    TERMINATION

11.1    Expiration. Subject to Sections 11.2, 11.3 and 11.24 below, this Agreement shall expire upon the later of the [***] anniversary of the Effective Date or the end of the Royalty Term (such amount of time, the “Term”). Upon expiration of this Agreement (a) Candel shall have a fully paid-up, non-exclusive license under the Licensed IP Rights to make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field, and (b) Section 4.5 shall survive such expiration.

11.2    Termination by Candel. Candel may terminate this Agreement, in its sole discretion and for any reason and no reason, upon [***] days prior written notice to Periphagen.

11.3    Termination for Cause. Periphagen may terminate this Agreement (i) upon or after the breach of any material provision of this Agreement by Candel if Candel has not cured such breach within [***] days after notice thereof by Periphagen; provided, however, if any default is not capable of being cured within such [***] day period and Candel is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Periphagen shall have no right to terminate this Agreement until [***] days after notice thereof or (ii) in accordance with Section 8.2 or Section 8.3, Periphagen may terminate this Agreement upon [***] days’ notice, provided, however, that upon receipt of such notice of termination pursuant to either (i) or (ii) above, Candel will have the right, but not the obligation, to remit [***] ($[***]) Dollars to Periphagen to maintain the effectiveness of this Agreement, and thereafter such termination shall not be effective and this Agreement shall remain in full force an effect, except that the “Field” shall thereafter mean “the sale, use or manufacture of Products for the diagnosis, prevention or treatment of cancer.” If Candel does not remit such payment to Periphagen upon expiration of such [***] day period, then this Agreement shall terminate and no longer be in force and effect. Upon termination of this Agreement pursuant to this Section 11.3(ii), Candel will grant Periphagen a royalty free, non-exclusive license and right to reference the Registrations for the sole purpose of supporting the Development and Commercialization of NT-3 Assets, in addition to regulatory filings and corresponding data owned or controlled by Candel directly relating to NT-3 Assets.

11.4    Termination for Bankruptcy. If Candel shall become bankrupt, or shall file a petition in bankruptcy, or if the business of Candel shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Candel or otherwise, Candel shall provide notice thereof to Periphagen and Periphagen may, subject to the effects of and protections of any applicable bankruptcy-related laws, rules, or regulations, terminate this Agreement upon notice to Candel given within [***] business days of Periphagen’s receipt of such notice.

11.5    Effect of Termination.

11.5.1    Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 9, 12 and 15 shall survive the expiration or termination of this Agreement

11.5.2    Upon any termination of this Agreement by either Party, the following terms will apply:

(a)    Subject to Section 11.3, all licenses granted by either Party will automatically terminate;

(b)    Candel shall promptly transfer to Periphagen all information and data provided by Periphagen in a physical form to Candel pursuant to the activities of this Agreement. Candel shall promptly provide to Periphagen a description of the status of the Development, manufacture and Commercialization of the Products through the effective date of termination in the terminated country(ies). If and to the extent requested by Periphagen, Candel shall transfer to Periphagen to all non-clinical and clinical data, Registrations (along with copies thereof) and other reasonably requested technical and other information or materials reasonably related to Development, manufacture, or Commercialization of the Products reasonably required by Periphagen to Develop, manufacture and Commercialize such Products after termination, provided, however, such transfer shall not include and Candel shall have no obligation to transfer Candel Improvements, except to the extent reasonably required for the Development and Commercialization of NT-3 Assets or Gene Transfer Neuro Assets (and in such case, such transfer may consist of a non-exclusive license on reasonable and industry standard terms to be negotiated in good faith by the parties hereto). Furthermore, any Periphagen know-how shall, effective on such termination without any further action, be the sole and exclusive Confidential Information of Periphagen only.

(c)    To the extent that Periphagen does not wish to continue any activities being conducted by Candel to Develop, manufacture, or Commercialize the applicable Products, Candel shall be responsible for ethically winding down such activities at its sole expense.

(d)    All sublicenses granted under Section 4.1 by Candel to it sublicensees shall survive and be automatically assigned from Candel to Periphagen upon termination of this Agreement, provided however, Periphagen shall not be obligated to incur any obligations in excess of those of Periphagen contained herein.

12.    INDEMNIFICATION

12.1    Indemnification. Candel shall defend, indemnify and hold Periphagen harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of (a) the Development, manufacturing, use, handling, storage, Commercialization, or other disposition of any Product by Candel or its Affiliates or sublicensees or the contractors of any of them, (b) the breach by Candel of any warranty, representation, covenant, or agreement made by Candel in this Agreement; and (c) the gross negligence or willful misconduct of Candel in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Periphagen or the breach of this Agreement by Periphagen. Periphagen shall defend, indemnify and hold Candel harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of the gross negligence or willful misconduct of Periphagen in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Candel or the breach of this Agreement by Candel.

12.2    Procedure. A party (the “Indemnitee”) shall promptly notify the other of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the other party shall have the right to assume the defense thereof with counsel of its choice. The indemnity agreement in this Section 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the other party, which consent shall not be withheld unreasonably. The failure of the Indemnitee to deliver notice to the other party within a reasonable time after the commencement of any such action, if prejudicial to such other party’s ability to defend such action, shall relieve the other party of any liability to the Indemnitee under this Section 12, but the omission so to deliver notice to such party will not relieve the Indemnitee of any liability that it may have to the other party otherwise than under this Section 12. Each party’s employees and agents shall cooperate fully with the others and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

12.3    Insurance. Candel shall maintain product liability insurance with respect to the research, development, manufacture and sales of Products by Candel in such amount as Candel customarily maintains with respect to the research, development, manufacture and sales of its similar products. Candel shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as Candel customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

13.    ARBITRATION.

13.1    Arbitration. Any dispute, controversy or claim pursuant to Section 8 shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. Any such arbitration shall be held in Boston, Massachusetts. The arbitrator shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder.

14.    FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

15.    MISCELLANEOUS

15.1    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Periphagen:	2403 Sidney Street, Suite 255 Pittsburgh, PA 15203 Attention: Dr. David Krisky
With a copy to:	Dr. James Wechuck

If to Candel:	117 Kendrick Street Needham, MA 02494 Attention: Chief Executive Officer
with a copy to:	General Counsel

15.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

15.3    Assignment. Candel shall not assign its rights or obligations under this Agreement without the prior written consent of Periphagen; provided, however, that Candel may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

15.4    Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

15.5    Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

15.6    Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

15.7    Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

15.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9    Holdings Matters. Holdings hereby agrees (i) to cause Periphagen to comply with each of its covenants and agreements in this Agreement (ii) that it shall not take any action to cause Periphagen to, and shall cause Periphagen not to, adopt any plan or arrangement for the complete or partial dissolution, liquidation, merger, consolidation, restructuring, recapitalization or other reorganization including making any voluntary declaration of or filing for bankruptcy.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

PERIPHAGEN HOLDINGS, INC

(as to Section 2, Section 3.3 and Section 15.9)

By:

Name: Dr. James Wechuck
Title: Authorized Officer

PERIPHAGEN, INC.

By:

Name: Dr. David Krisky
Title Authorized Officer

ADVANTAGENE, INC. D/B/A CANDEL THERAPEUTICS

By:

Name:
Title:

Schedule 1.19(a)

[***][***][***][***][***][***][***][***][***][***]

Schedule 3.1.1

[***]

Exhibit 4.4

Schedule 5.3.2

[***][***][***][***][***][***][***]